UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      November 21, 2005

Bank of Granite Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-15956	56-1550545

(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)
P.O. Box 128, 23 North Main Street
Granite Falls, North Carolina 28630

(Address of Principal Executive Offices) (Zip Code)
(828) 496-2000

(Registrant’s telephone number, including area code)
Not Applicable

(Former Name or Former Address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INDEX

Page

Item 1.01 – Entry into a Material Definitive Agreement	3

Signatures	4

Item 1.01 – Entry into a Material Definitive Agreement
     On November 21, 2005, the Board of Directors (the “Board”) of Bank of Granite Corporation (the “Company”), acting upon the recommendation of the Compensation Committee of the Board, approved modifications to the 2005 executive incentive compensation for certain executive officers of Bank of Granite (the “Bank”). The Board modified two of the weighting factors for the performance component targets by increasing the earnings component from 35% to 40% and decreasing the loan loss provision target from 15% to 10%.
     Upon the recommendation of the Compensation Committee, the Board also approved the 2006 executive incentive compensation arrangements for certain executive officers of the Bank. The 2006 arrangement includes the same five performance component targets used in 2005, with modified weighting factors. For 2006, the weighting factors will be 45% for the earnings component, 15% for each of the loan growth, deposit growth and return on average equity components and 10% for the loan loss provision component. Performance incentive payments will be based on a percentage of the base salary of participating executive officers of the Bank, which percentages were set by the Board at 35% of base salary for the chief executive officer, 30% of base salary for the chief operating officer and the chief financial officer and 25% for other participating executive officers. As in 2005, each performance component for 2006 has a performance tier below the target and a performance tier above the target, such that an executive’s incentive compensation is reduced to 75% of the target-based incentive if the lower performance level is achieved and increased to 125% of the target-based incentive if the higher performance level is achieved.
     The Board, acting upon the recommendation of the Compensation Committee, also increased the base salaries of certain executive officers for 2006, with the base salary for the chief executive officer increasing to $330,000, the base salary for the chief operating officer increasing to $185,000 and the base salary for the chief financial officer increasing to $150,000.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bank of Granite Corporation

November 28, 2005	By:	/s/ Kirby A. Tyndall

Kirby A. Tyndall Secretary, Treasurer and Chief Financial Officer

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